Exhibit 99.1

Universal Insurance Holdings Completes Private Placement

of $100M of Senior Unsecured Notes due 2026 to Support

Growth

Fort Lauderdale, Fla., November 23, 2021 – Universal Insurance Holdings (NYSE: UVE) (the “Company”) announced today that it has completed an upsized and oversubscribed private placement of $100 million aggregate principal amount of 5.625% senior unsecured notes due 2026 (the “Notes”) to certain institutional accredited investors and qualified institutional buyers.

The Company intends to use the net proceeds from this private placement for general corporate purposes, including growth capital as primary rate increases continue to earn through the Company’s book of business.

“We are very pleased to have completed this private placement to further our growth and to optimize our cost of capital, with strong demand from the top-tier investor community. We look forward to demonstrating continued execution on our multi-year strategic priorities, including disciplined growth in opportune markets and continued innovation in our services businesses, including our direct-to-consumer digital agency Clovered.com,” said Stephen J. Donaghy, Chief Executive Officer. “I would also like to thank the Universal team for their process management, Piper Sandler & Co. for their execution, and Gibson, Dunn & Crutcher LLP and Mayer Brown LLP for their guidance.”

Piper Sandler & Co. served as sole placement agent for the private placement. Gibson, Dunn & Crutcher LLP served as legal counsel to the Company, and Mayer Brown LLP served as counsel to the placement agent in connection with the private placement.

The Notes have not been registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. In connection with the issuance and sale of the Notes, the Company entered into a registration rights agreement with each of the purchasers of the Notes pursuant to which the Company has agreed to take certain actions to provide for the exchange of the Notes for notes that are registered under the Securities Act of 1933, as amended (the “Securities Act”), with substantially the same terms as the Notes. This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any of the senior notes or any other securities, nor will there be any offer, solicitation or sale of the senior notes or any other securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Company has offered and sold the Notes only to qualified institutional buyers (as defined in Rule 144A under the Securities Act) and institutional accredited investors (as defined in Rule 501 under the Securities Act) in reliance upon the exemption under Section 4(a)(2) of the Securities Act and the provisions of Rule 506 of Regulation D promulgated thereunder.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings (UVE) is a holding company offering property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We sell insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 19 states (primarily Florida). Learn more at UniversalInsuranceHoldings.com.

Investor Relations Contact:

Rob Luther, 954-892-6487

VP, Corporate Development, Strategy & IR

rluther@universalproperty.com

Media Relations Contact:

Andy Brimmer / Mahmoud Siddig, 212-355-4449

Joele Frank, Wilkinson Brimmer Katcher